February 14, 2019

State Street Bank and Trust Company
Channel Center
1 Iron Street
Boston, Massachusetts 02210
Attention: Shawn Alarie, Senior Vice President

Re:	DIAMOND HILL INTERNATIONAL FUND

Ladies and Gentlemen:

In accordance with Section 20.5, the Additional Funds and Portfolios provision of the Master Custodian Agreement dated as of March 1, 2014, between State Street Bank and Trust Company (the “Custodian”) and each of the entities set forth on Appendix A thereto, as amended, modified, or supplemented from time to time (the “Agreement”), Diamond Hill Funds hereby requests that the Custodian act as custodian for Diamond Hill International Fund under the terms of the Agreement. An updated version of Appendix A is attached hereto.

Please indicate your acceptance of the foregoing by signing this letter Agreement below.

Sincerely,

DIAMOND HILL FUNDS
on behalf of Diamond Hill International Fund

By:     /s/Thomas E. Line
Name:     Thomas E. Line
Title:     Chief Executive Officer, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By: /s/Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President, Duly Authorized

Effective Date: